Appleton to explore sale of C&H Packaging

(Appleton, Wis., July 27, 2009) Appleton announced its intention to explore options to sell C&H Packaging Company, a wholly-owned subsidiary Appleton acquired in April 2003. C&H Packaging is located in Merrill, Wis., and prints and converts flexible plastic packaging materials for companies in the food processing, household and industrial products industries. C&H Packaging employs approximately 100 people.

Appleton’s chief executive officer, Mark Richards, said that Appleton intends to focus its performance packaging operations on film production. Appleton’s film-producing facilities include American Plastics in Rhinelander, Wis. and New England Extrusion in Turners Falls, Mass., and Milton, Wis.

Appleton is evaluating the impact that a potential sale of C&H Packaging will have on Appleton’s financial statements; such impact could be material. Appleton said that it can offer no assurances that a transaction will occur or, if one is undertaken, its terms or timing. Appleton will provide no additional public comment about the progress or developments of this process unless its board of directors enters into a definitive sales agreement with a potential buyer.

About Appleton
Appleton creates product solutions through its development and use of coating formulations, coating applications and encapsulation technology. The Company produces carbonless, thermal, security and performance packaging products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio, Pennsylvania, and Massachusetts, employs approximately 2,200 people and is 100 percent employee-owned. For more information, visit www.appletonideas.com.

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” or similar expressions are intended to identify forward-looking statements. All statements in this news release other than statements of historical fact, including statements which address Appleton’s strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. Those statements rely on assumptions concerning future events and are subject to risks and uncertainties, many of which are outside of Appleton’s control that could cause actual results to differ materially from such statements. Those risks and uncertainties include, but are not limited to, the factors listed under the heading “Risk Factors” in Appleton’s 2008 annual report on Form 10-K.  Given these factors, you should not place undue reliance on the forward-looking statements.  Forward-looking statements speak only as of the date they are made and may not be updated to reflect changes that may occur after the date they are made.  Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:         Bill Van Den Brandt
Manager, Corporate Communications
920-991-8613
bvandenbrandt@appletonideas.com